Exhibit (d)(2)

PERSONAL AND CONFIDENTIAL

January 8, 2007

Mr. John P. Mackey
Chairman of the Board and Chief Executive Officer
Whole Foods Market, Inc.
550 Bowie Street
Austin, TX  78703

Dear John:

You have expressed an interest in a possible negotiated transaction (the “Transaction”) involving Wild Oats Markets, Inc. and/or its subsidiaries (collectively, the “Company”).  In consideration of being furnished with certain information concerning the Company, its business, financial condition, operations, assets and liabilities, whether prepared or furnished, directly or indirectly, by or on behalf of the Company or any of its representatives or agents and irrespective of the form of communication (written, electronic, oral or otherwise), that is confidential, proprietary or otherwise not publicly available, regardless of whether such information is specifically marked as “confidential” or “proprietary,” and irrespective of whether such information is furnished to you before or after the date of this letter agreement (the “Agreement”) (collectively, the “Evaluation Material”), you agree as follows:

1.             The term “Evaluation Material” shall be deemed to include all notes, analyses, compilations, forecasts, interpretations, summaries, studies or other documents (collectively “Notes”) or information prepared by you or any of your directors, officers, employees, agents or advisers (collectively, your “Representatives” which term, in the case of the Company, shall be deemed to refer to the Company’s Representatives) that contain or are based in whole or in part on such information.  The term “Evaluation Material” does not include information that (a) was or becomes generally available to you and known by the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement, (b) was or becomes available to you or any of your Representatives on a non-confidential basis from a source other than the Company or its representatives or agents, provided that such source was not bound by any agreement with the Company to keep such information confidential, or otherwise prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation, (c) is or was developed by you or your Representatives independent of any Evaluation Material, or (d) was in your or your Representatives’ possession prior to being furnished by or on behalf of the Company, provided the source of such information was not bound by any agreement with the Company to keep such information confidential, or otherwise prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation.

2.             You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible Transaction and will not be used, directly or indirectly, to compete with the Company or any of its subsidiaries or affiliates or for any other purpose, and that such information will be kept strictly confidential by you and your Representatives, except in the

January 8, 2007

latter case to the extent that disclosure of such information (a) has been consented to in writing by the Company, (b) is required by law, regulation, legal process, regulatory authority, other applicable judicial or governmental order (so long as you give the Company written notice of the information to be disclosed as far in advance of its disclosure as practicable and comply with the provisions of paragraphs 3 and 5 to the extent applicable) or (c) is made to your Representatives who need to know such information for the purpose of evaluating any possible Transaction (it being understood that such Representatives shall have been advised of this Agreement and shall be considered to be bound by the provisions hereof).  In any event, you shall be responsible for any breach of this Agreement by any of your Representatives and you agree to use your best efforts (including initiating court proceedings) at your sole expense to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.  You will take security precautions to protect the Evaluation Material’s confidentiality at least as thorough as security precautions used to protect your own restricted information.

3.             In addition, without the prior written consent of the other party, each party will not, and will direct its Representatives not to, disclose to any person (a) that the Evaluation Material has been made available to you or your Representatives, (b) that discussions or negotiations are taking place or have taken place concerning a possible Transaction between the Company and you, or (c) any terms, conditions or other facts with respect to any such possible Transaction, including the status thereof and any terms of this Agreement (except to the extent required by law, regulation or NASDAQ rule, in which case, to the full extent practicable the disclosing party will provide notice in advance of such proposed disclosure to the other party with an opportunity to comment on the text thereof).  Each party is aware and will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

4.             In considering a Transaction and reviewing the Company’s Evaluation Material, you have advised us that you are acting solely on your own behalf and not as part of a group with any unaffiliated parties.  You will not, directly or indirectly, without the Company’s prior written consent, enter into any agreement, arrangement or understanding, or any discussions that may lead to such agreement, arrangement or understanding, with any third party, including, without limitation, a joint bidder, equity investor or financing source, regarding a possible transaction involving the Company, provided that you may enter into agreements with your advisers regarding their services in connection with your evaluation of a Transaction.

5.             In the event that you or any of your Representatives are requested or required by law, regulation, legal process, regulatory authority or other applicable judicial or governmental order to disclose any Evaluation Material, you and your Representatives shall, unless prohibited by law, (a) provide the Company with prompt written notice of such requirement as soon as practicable; and (b) provide the Company, in advance of any such disclosure, with copies of any Evaluation Material that you or your Representatives intend to disclose (and the text of any disclosure language itself, if applicable) so that the Company may seek a protective order or

January 8, 2007

other appropriate remedy or the Company may waive compliance with the terms of this Agreement.  You agree to reasonably cooperate with the Company in seeking a protective order or other confidential treatment for the Evaluation Material.  In the event such protective order or other remedy is not obtained prior to the time disclosure is legally required or the Company waives in writing compliance with the provisions hereof, then you and your Representatives may furnish only that portion of the Evaluation Material that is legally required (provided that you and your Representatives exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material).

6.             Until the earliest of (a) the consummation by you and the Company of a definitive agreement regarding a Transaction or (b) two years from the date of this Agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Company, including its subsidiaries and affiliates, with respect to confidential information concerning the Company in connection with an acquisition proposal or proposed acquisition proposal, except as provided in the next succeeding sentence or with the prior written consent of the Company.  Except as set forth in any definitive agreement between the parties, all communications regarding the Transaction (including but not limited to requests for additional information), will be submitted or directed to Gregory Mays, Interim Chief Executive Officer of the Company or such other person or persons as he directs.

7.             Until the earliest of (a) the consummation by you and the Company of a definitive agreement regarding a Transaction or (b) two years from the date of this Agreement, you agree not to solicit for employment or hire any of the current employees of the Company that are at a senior vice president level or higher, without the prior written consent of the Company.  This paragraph shall not preclude you from soliciting to hire or hiring any such employee who (i) responds to any general advertisement placed by you in newspapers, periodicals or other media of general circulation (including through a recruiting firm) conducted in the ordinary course and not directed at the Company or at any individual employee, or (ii) has been terminated by the Company, or its subsidiaries, as applicable, who you have not induced in any way to leave the Company’s employment.

8.             For a period of one year from the date of this Agreement you will not (and will not assist, encourage, advise or participate in efforts by others or as part of a group to), directly or indirectly, without having been specifically requested to do so in writing by the Company’s board of directors:  (a) propose any business combination (including by way of a tender offer or exchange offer), acquisition or other extraordinary transaction involving the Company, its successors, its securities or any substantial part of its assets, or acquire or agree to acquire any securities (including any rights to acquire securities) of the Company or any of its successors, (b) seek or propose to influence or control, through a proxy solicitation, the voting of Company securities by any person, or otherwise, the board of directors, management or policies of the Company or any of its successors or (c) make any public disclosure, or take any action, including requesting a waiver or modification of any provision of this paragraph, that could require the Company or any of its successors to make any public disclosure, with regard to any of the foregoing actions.

January 8, 2007

9.             All Evaluation Material disclosed by the Company shall be and shall remain the property of the Company.  Within five days after being so requested by the Company, to the extent permitted by law or regulation, you agree to, as promptly as practicable, (a) return to the Company or, at your election, destroy all copies of the Evaluation Material in your possession or the possession of any of your Representatives; (b) to the extent that any Evaluation Material has been stored in your or any of your Representatives’ computer systems, or has been recorded in another format which cannot reasonably be supplied to the Company, provide the Company with a copy of such Evaluation Material and delete all such Evaluation Material; and (c) destroy all copies of any Notes prepared by you or any of your Representatives containing or based in whole or in part on any Evaluation Material.  You agree, if requested by the Company, that you will  certify to the Company that all such materials have been delivered or destroyed, as applicable.  Notwithstanding the return or destruction of the Evaluation Material, the obligations of confidentiality and other obligations hereunder shall remain in full force and effect to the extent provided herein.

10.           You understand and acknowledge that neither the Company nor any of its subsidiaries, shareholders, representatives or other agents (a) are under any obligation to provide you or any of your Representatives with Evaluation Material or (b) are making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you and your Representatives, or (c) will have any liability to you or any other person resulting from your use of the Evaluation Material.  Only those representations or warranties that are made in a definitive transaction agreement, when, as, and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

11.           You agree that unless and until a definitive agreement regarding a Transaction between the Company and you has been executed, the Company will not be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement or any written or oral expression with respect to a Transaction by any of the Company’s directors, officers, employees, agents, or advisers except, in the case of this Agreement, for the matters specifically agreed to herein.  You further acknowledge and agree that the Company has the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction for any reason or without any reason and to terminate discussions and negotiations with you at any time.

12.           It is understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement and that each party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.  Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or in equity to the non-breaching party.

13.           In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party has breached this Agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

January 8, 2007

14.           You and the Company agree that the Company has not granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by or on behalf of the Company.

15.           This Agreement is governed by the laws of the State of Delaware without regard to conflict of laws principles.  Any action brought in connection with this Agreement shall be brought in the federal courts located in the State of Delaware or state courts located in the City of Wilmington, Delaware, and the parties hereto hereby irrevocably consent to the jurisdiction of such courts.  Your obligations under this Agreement shall terminate two years after the date hereof, except with respect to any failure as of such date to return or destroy any Evaluation Material pursuant to a request made prior to such date.

16.           The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.  However, the obligations under this Agreement will not be assigned, transferred, or sold without prior written consent by the Company.

17.           This Agreement may not be amended except in writing signed by both parties hereto.  No failure or delay by the Company in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

18.           This Agreement may be executed in counterparts.  Please confirm that the foregoing is in accordance with your understanding of our Agreement by signing and returning to us a copy of this letter.

19.           As used herein, the term “you” and similar words shall be deemed to refer to Whole Foods Market, Inc. and its subsidiaries.

Very truly yours,

WILD OATS MARKETS, INC.

		By:	/s/ GREGORY MAYS
Title:
Accepted and agreed to as of
the date set forth above:

WHOLE FOODS MARKET, INC.

By:	/s/ JOHN P. MACKEY
Title: